Exhibit 99.1

Press Release

January 28, 2013

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012

LCNB Corp. (LCNB) today announced net income of $2,159,000 (total basic and diluted earnings per common share of $0.32) and $8,270,000 (total basic and diluted earnings per common share of $1.23 and $1.22, respectively) for the three and twelve months ended December 31, 2012, respectively.  This compares to net income from continuing operations of $1,954,000 (total basic and diluted earnings per common share of $0.29 and $0.28) and $7,322,000 (total basic and diluted earnings per common share of $1.09 and $1.08) for the same three and twelve-month periods in 2011.

Net income for the year ended December 31, 2011 included income from discontinued operations of $793,000, which consisted of a gain recognized on the sale of LCNB’s insurance agency subsidiary, Dakin Insurance Agency, Inc., less certain related closing costs, taxes, and a curtailment expense recognized in LCNB’s nonqualified defined benefit retirement plan due to the sale.

Commenting on the financial results, LCNB CEO Steve Wilson said, “We are pleased to report solid earnings for 2012.  Even though the current low interest rate environment lowered our interest rate margin and consequently decreased net interest income, we were able to maintain a return on average assets ratio of greater than 1% and a return on average equity of greater than 10%.  This success allowed us to continue our dividend rate at $0.64 for the year, which equates to a 52.0% payout ratio.”

The provision for loan losses for the three and twelve months ended December 31, 2012 was $609,000 and $1,351,000, respectively, down from $613,000 and $2,089,000 for the same periods in 2011.  Credit quality continued to stabilize during 2012, resulting in a decline in the provision.  Net loan charge-offs for 2012 and 2011 totaled $845,000 and $1,799,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $2,411,000 or 0.53% of total loans at December 31, 2012, compared to $3,707,000 or 0.80% of total loans at December 31, 2011.  The decrease was primarily due to the transfer of a non-accrual commercial real estate loan to other real estate owned during the first quarter 2012 and to partial charge-offs recognized on various loans.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets increased from $1,642,000 at December 31, 2011 to $2,189,000 at December 31, 2012.

Net interest income for the three and twelve months ended December 31, 2012 decreased $350,000 and $657,000, respectively, from the comparative periods in 2011.  The decreases for both periods were primarily due to decreases in the net interest margin, partially offset by increases in average interest-earning assets and decreases in average interest-bearing liabilities.

Non-interest income for the three and twelve-month periods in 2012 was $772,000 and $1,285,000 greater than the comparative periods in 2011 primarily due to increases in gains from sales of investment securities and mortgage loans.  One-time fees recognized by the trust department during the first quarter 2012 also contributed to the twelve-month comparable period increase.  These increases were partially offset by a decrease in service charges and fees on deposit accounts.

Non-interest expense for the three months ended December 31, 2012 was $19,000 greater than the comparative period in 2011 due to impairment charges recognized on several other real estate owned properties and increases in various other expenses, offset by a decrease in retirement plan expense.  Non-interest expense for the year ended December 31, 2012 was $167,000 less than the comparative period in 2011 primarily due to decreases in FDIC insurance premiums, retirement plan expense, and other expenses. The decrease in other expenses in 2012 reflects the absences of losses recognized during 2011 on a standby letter of credit and certain environmental remediation costs.  These decreases were partially offset by the other real estate owned impairment charges in 2012.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  LCNB Corp.’s only business is ownership of LCNB National Bank.  At December 31, 2012, LCNB had 25 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio.  A merger with First Capital Bancshares, Inc. was finalized on January 11, 2013, which added six additional offices in Fayette and Ross Counties, Ohio.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the internet at www.lcnb.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements. LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.